TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into between Daniel Burton (“Executive”) and Health Catalyst, Inc. (the “Company”) (each a “Party” and together the “Parties”), as of the Effective Date (as defined in Section 1), with reference to the following facts:
A.WHEREAS, the Executive was Chief Executive Officer for the Company pursuant to that certain letter agreement, dated on or around September 26, 2011, between Healthcare Quality Catalyst, LLC, the Company’s predecessor entity, and Executive (the “Employment Agreement”).
B.WHEREAS, in connection with Executive’s employment with the Company, Executive executed the Employee Agreement and Confidential Information and Inventions Agreement, dated on or around September 28, 2011, attached as Exhibit A hereto (the “Confidentiality Agreement”).
C.WHEREAS, Executive resigned from the role of Chief Executive Officer, effective February 12, 2026 (the “CEO Resignation Date”), and resigned from the Company’s Board of Directors, effective February 17, 2026 (the “Board Resignation Date”).
D.WHEREAS, the Parties have mutually agreed that Executive’s employment will terminate on December 31, 2026 (the “Termination Date”).
E.WHEREAS, the Parties desire to provide for an orderly transition of the Executive’s duties and responsibilities and the Executive desires to assist the Company in realizing an orderly transition.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
1.Deadlines and Effective Date. Provided that Executive signs and returns this Agreement to the Company within twenty one (21) days of receipt (the “Deadline”), the Agreement will be effective on the eighth (8th) day after Executive’s signature (the “Effective Date”) provided that Executive does not revoke the Release (as defined below) during the period of time set forth therein. To receive the payments and benefits contemplated herein, Executive must sign and return the General Release of Claims attached hereto as Exhibit B (the “Release”) on or within the Deadline.
2.Transition Period. Subject to the effectiveness of this Agreement, from March 1, 2026 and continuing through the Separation Date (the “Transition Period”), Executive shall remain as a full-time employee of the Company on the following terms, which shall supersede all terms contained in the Employment Agreement:
(a)Title and Duties. Executive’s title will be Strategic Advisor. Executive shall cooperate with the Company and perform such duties and responsibilities as requested by the Company, which duties shall include transitioning Executive’s pending work and responsibilities (the “Transitional Duties”). At any time during the Transition Period, the Company may, in its sole discretion and for any reason, place Executive on paid leave and terminate Executive’s access to the Company’s facilities and systems.
(b)Compensation and Benefits. During the Transition Period, the Executive’s salary shall equal $10,000 per month, payable in accordance with the Company’s regular payroll practices, including any applicable withholding; provided, however, for the salary associated with the first three months of the Transition Period, the Executive shall receive $30,000 paid in March, with the other payments occurring at the regular payroll cadence thereafter.

Executive shall remain eligible for employee benefits in accordance with the applicable Company policies and plans.
(c)Protection of Information. During the Transition Period, Executive agrees to remain in compliance with the Confidentiality Agreement. Without limiting the foregoing, Executive acknowledges and agrees that, during the Transition Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any competitor of the Company.
(d)SEC Reporting. Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Executive will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report matching transactions, if any, in Company common stock for six (6) months following the Board Resignation Date. Executive further acknowledges that any transactions by Executive involving Company securities will remain subject to securities laws in all respects, including, without limitation, laws regarding trading while in possession of material nonpublic information.
3.Equity Awards. The Company previously granted Executive (i) options to purchase shares of the Company’s common stock (the “Options”), (ii) restricted stock units subject to time-based vesting conditions (the “RSUs”) and (iii) restricted stock units subject to performance-based vesting conditions (the “PRSUs” together with the Options and RSUs, the “Equity Awards”), each subject to the terms and conditions of the Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”) or 2019 Stock Option and Incentive Plan (as amended) (the “2019 Plan” and together with the 2011 Plan, the “Plans”), as applicable, and the applicable notices of grant and individual award agreements thereto (collectively, the “Equity Award Agreements”). The Parties agree that on the Effective Date, all vesting as to Executive’s Equity Awards shall be deemed to have ceased, as of March 3, 2026 (the “Vesting Termination Date”), and all unvested Equity Awards as of the Vesting Termination Date shall be forfeited by Executive and cancelled by the Company with no consideration therefor.
4.Separation Date. The Parties mutually agree that Executive’s employment with the Company ended or will end on the earliest to occur of (a) the Termination Date, (b) the date Executive resigns his employment with the Company for any reason or (c) Executive is terminated by the Company for Cause (as defined the Company’s Amended and Restated Executive Severance Plan) (the earliest of such dates, the “Separation Date”). Executive will be deemed to have resigned from all offices, committees, or other positions with the Company effective on the Separation Date. As of the Separation Date, Executive shall not say or do anything to attempt to bind or obligate the Company, or represent to anyone that Executive is an employee, agent, or representative of the Company.
5.Final Paycheck; Expenses, Benefits, Equity Awards.
(a)Earned Wages. On or before the next regular payroll date after the Separation Date, the Company will pay Executive in full for all services rendered in conjunction with Executive’s employment, including, without limitation, payment for all earned wages, bonuses, equity, and commissions.
(b)Business Expenses. Prior to the Separation Date, Executive will submit all business expenses incurred in conjunction with the performance of Executive’s employment to the Company for reimbursement. The Company will reimburse Executive for all unreimbursed business expenses in accordance with Company policy.

(c)Healthcare Continuation Coverage. If Executive and/or Executive’s dependents are enrolled in the Company’s group healthcare benefits, such benefits will expire onthe last day of the month of the Separation Date. If Executive and/or Executive’s dependents are enrolled in the Company’s group healthcare benefits, Executive shall have the opportunity to elect continued healthcare coverage after the Separation Date pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law (together “COBRA”). Executive will be responsible for paying all COBRA premiums.
6.Section 409A. The Parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidelines issued thereunder (collectively, “Section 409A”). Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from Executive or any other individual to the Company or any of its affiliates, employees or agents pursuant to the terms of this Agreement or otherwise. Notwithstanding any provision to the contrary in this Agreement: (a) for purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments; and (b) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the number of in-kind benefits provided in any other year.
7.Return of Company Property. On or before the Separation Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other property, including laptops or other devices, belonging to the Company that Executive has or had in Executive’s possession, custody, or control at the time Executive signed this Agreement. Executive agrees that all Company equipment shall be returned with all files and data intact.
8.No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm, or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand, or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation, or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit, or demand, including necessary expenses of investigation, attorneys’ fees, and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. Executive may not assign or transfer any of Executive’s rights or obligations under this Agreement, except that Executive may assign or transfer Executive’s rights to payments hereunder upon Executive’s death by will or operation of law.
9.Executive’s Cooperation. Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory, or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during

Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. To the extent permitted by applicable law, the Company will reimburse Executive for his reasonable out-of-pocket expenses, if any, incurred in connection with any such cooperation.
10.Continuing Obligations. Executive acknowledges and agrees to comply with all continuing obligations under the Confidentiality Agreement.
11.Non-Disparagement; Protected Rights. Executive acknowledges and agrees that the Separation Benefits are conditioned on Executive’s promise to comply with the following:
(a)Non-Disparagement. Subject to Section 11(b) below, Executive agrees that Executive shall not disparage, criticize, or defame the Company and its affiliates, directors, agents, stockholders, officers, employees, research, products, products-in-development, services, or business, either publicly or privately. The Company shall instruct its senior executive officers not to disparage, criticize or defame Executive, either publicly or privately.
(b)Protected Rights. Nothing in this Agreement (a) prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as abuse, sexual assault, harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; (b) restricts Executive from exercising rights under Section 7 of the National Labor Relations Act or similar state law to engage in protected, concerted activity with other employees; (c) prevents Executive from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration.
12.No Admission. Executive understands and agrees that nothing in this Agreement shall constitute or be construed as an admission of any wrongdoing or liability whatsoever by the Released Parties (as defined in the Release) or that Executive’s termination was without Cause for purposes of the Employment Agreement.
13.Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Utah or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than Utah.
14.Miscellaneous. This Agreement, together with the Confidentiality Agreement, comprises the entire agreement between the Parties regarding the subject matter hereof and supersedes, in their entirety, any other agreements between the Parties regarding the subject matter hereof. Executive acknowledges that there are no other agreements, written, oral, or implied, and that Executive may not rely on any prior negotiations, discussions, representations, or agreements. This Agreement may be modified only in writing, and such writing must be signed by both Parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute the same agreement.

15.Company Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel, and legal representatives.
16. Knowing and Voluntary Signature. Executive acknowledges and agrees that:
(a)Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement and has been advised to do so by the Company, and (b) Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on the Executive’s own judgment.
[Signatures on following page.]

IN WITNESS WHEREOF, the undersigned have caused this Transition Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

EXECUTIVE

Date: March 31, 2026	By:	/s/ Daniel Burton
Daniel Burton

HEALTH CATALYST, INC.

Date: March 31, 2026	By:	/s/ Jason Alger
Jason Alger

Chief Financial Officer

EXHIBIT A

EMPLOYEE INVENTION AND CONFIDENTIALITY AGREEMENT

EXHIBIT B

GENERAL RELEASE OF CLAIMS
This General Release of Claims (the “Release”) is entered into by Daniel Burton (“Executive”) in favor of Health Catalyst, Inc. (the “Company”) (together referred to herein as the “Parties”), effective upon the seventh day after Executive’s signature hereto (the “Release Effective Date”), provided that Executive does not revoke this Release as provided in Section 1(d) below. Except as set forth in this Release, capitalized terms have the same definitions as in the Transition Agreement between Executive and the Company (the “Transition Agreement”). To receive the payments and benefits under the Transition Agreement, Executive must sign and return this General Release of Claims on or within twenty-one (21) calendar days after the receipt of the Transition Agreement.

1.Executive’s Release of Claims. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors, or other agents for any of the Claims (as defined below) that have arisen as of the date Executive signs this Release.
(a)General Release. On behalf of Executive and Executive’s executors, administrators, heirs and assigns (the “Releasees”), Executive hereby releases and forever discharges hereunder, consisting of the Company and its affiliates, and each of their owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them (collectively, the “Released Parties”), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”) that Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s recruitment, hire, employment, remuneration or separation from employment by the Releasees, including without limitation: Claims for violation of any other federal, state or local laws governing employment including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, the Utah Antidiscrimination Act; the Utah Employment Relations and Collective Bargaining Act; Utah Payment of Wages Act; the Utah Right to Work Law; the Utah Drug and Alcohol Testing Act; Utah Minimum Wage Act; Utah Protection of Activities in Private Vehicles Act; Utah Employment Selection Procedures Act and Utah Occupational Safety and Health Act; Claims based on contract, including for breach of contract and breach of the implied covenant of good faith and fair dealing; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)Excluded Claims. Notwithstanding the generality of the foregoing, Executive does not release any claims to enforce the Transition Agreement or this Release or claims that cannot be released as a matter of law including, without limitation, for unemployment or workers compensation, undisputed claims for earned wages and claims for vested benefits under any ERISA-covered Company plan.
(c)Waiver of Unknown Claims. It is Executive’s intention in executing this Release to release all Claims specified above, whether known or unknown. Executive has been informed that, by statute or common law, a general release of claims may not extend to Claims that Executive does not know or suspect to exist in Executive’s favor at the time of executing the release, where such Claims, if known to Executive, may have materially affected Executive’s decision to settle. Such statutes include, for example, California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Being aware of such statutory or common laws principles, Executive nonetheless agrees to waive Executive’s right to pursue such unknown Claims against the Releasees.
(d)Voluntary Release/Revocation Rights. In accordance with the Older Workers Benefit Protection Act of 1990 (the “OWBPA”), Executive acknowledges the following:
(i)This Agreement is written in a manner calculated to be understood by Executive.
(ii)The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which Executive signs this Release.
(iii)The Transition Agreement provides for consideration in addition to anything of value to which Executive is already entitled.
(iv)Executive was advised to consult with an attorney before signing this Release.
(v)Executive has been granted twenty-one (21) days after receiving this Release to decide whether to sign it. If Executive executes this Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.
(vi)In accordance with the OWBPA, Executive has the right to revoke this Release for a period of seven (7) days following the date of execution. To revoke, Executive must provide written notice to the Company delivered by either (1) hand delivery or (2) certified mail, to Ben Landry, General Counsel, at benjamin.landry@healthcatalyst.com, received on or before 11:59 p.m. Pacific Time on the seventh (7th) day after the date on which Executive sign this Release. In the event this Release is revoked, this Release and the Transition Agreement will be null and void in their entirety and Executive will not be entitled to any Separation Benefits provided in the Transition Agreement.
2.Executive Acknowledgements.
(a)Earned Wages. Executive acknowledges that, except for the continued payment of salary and benefits under the Transition Agreement for future services, the Company has paid Executive in full for all services rendered in conjunction with Executive’s employment, including, without limitation, payment for all earned wages, bonuses, equity, and commissions.
(b)Business Expenses. Executive acknowledges that Executive has submitted for reimbursement to the Company all business expenses incurred in conjunction with the performance of Executive’s employment. Executive confirms that except for these pending reimbursements, the Company has paid Executive in full for all business expenses and the Company does not owe Executive any other reimbursements.
(c)Equity Awards. Executive acknowledges that the Parties’ rights and obligations with respect to the Equity Awards shall remain governed by the Plans and the applicable Equity Award Agreements.
3.Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges, or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge, or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this Release and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions, and/or benefits are due to Executive, except as provided in this Release, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery, and performance of the Transition Agreement and this Release by Executive does not and will not conflict with, breach, violate, or cause a default under any agreement, contract, or instrument to which Executive is a party or any judgment, order, or decree to which Executive is subject, and (e) upon the execution and delivery of this Release by the Company and Executive, this Release will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
4.Continuing Obligations. Executive acknowledges and agrees to comply with all continuing obligations under the Transition Agreement and the Confidentiality Agreement.
5.Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
6.Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of Utah, including all matters of construction, validity, and performance, without regard to conflicts of law principles.
7.Knowing and Voluntary Signature. Executive acknowledges and agrees that:
(a) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement and has been advised to do so by the Company, and

(b) Executive has read and understands this Release, is fully aware of its legal effect, and has entered into it freely based on the Executive’s own judgment.
Accepted and agreed to on      .
Date

EXECUTIVE

Daniel Burton